                                                                     Exhibit 99

                  [MERCANTILE BANCORPORATION, INC. LETTERHEAD]


                                 PRESS RELEASE



FOR IMMEDIATE RELEASE:  October 29, 1997

Contact:    Nadine Z. Genet     Mary J. Lehman        C. Steven Sjogren
            Public Affairs      Investor Relations    President-HomeCorp, Inc.
            (314) 418-8554      (314) 425-2298        (815) 987-2200

NYSE Symbol:  MTL
In newspaper stock tables generally MercBc or MercBcpMO


                    MERCANTILE ANNOUNCES PLANS TO MERGE WITH
                    HOMECORP, INC. OF NORTHWESTERN ILLINOIS

     ST. LOUIS -- Mercantile Bancorporation Inc. (NYSE: MTL), the St. Louis-based $30 billion bank holding company, today announced plans to merge with HomeCorp, Inc. (NASDAQ: HMCI), headquartered in Rockford, Illinois.

     HomeCorp, Inc. is the $327 million thrift holding company for HomeBanc, which operates ten offices in Rockford, Freeport, Loves Park and Dixon, Illinois. The acquisition will significantly strengthen Mercantile's presence in the highly attractive and rapidly growing Rockford market, as well as increase the company's leading position in Freeport. In addition, the acquisition allows Mercantile to expand into the nearby communities of Loves Park and Dixon.

     "The merger with HomeCorp is a natural extension of our franchise in northwestern Illinois," said Dan Heine, Chairman and Chief Executive Officer of Mercantile Bank of Northern Illinois. "We're pleased to have the opportunity to reach further into these markets and serve even more customers in northwestern Illinois."

     "By partnering with Mercantile, we are offering our customers, employees and shareholders the benefits that come from being part of a larger company, while maintaining our commitment to the local community," said C. Steven Sjogren, president and chief executive officer of HomeCorp, Inc. Sjogren will become president of Mercantile Bank/Winnebago County, which includes Rockford, Loves Park, Winnebago and Pecatonica. He also will be appointed to the Board of Directors of Mercantile Bank of Northern Illinois.

     HomeCorp shareholders will receive .4968 shares of Mercantile common stock for each share of HomeCorp common stock. In the aggregate, Mercantile will issue 951,380 shares of common stock in exchange for the outstanding stock of HomeCorp. The merger is structured as a tax-free exchange and will be accounted for as a pooling of interests. In connection with the merger agreement, HomeCorp also granted Mercantile an option to acquire a number of shares equal to 19.9 percent of the outstanding stock of HomeCorp, exercisable under certain circumstances relating to the transaction. In addition, Mercantile may repurchase up to 10 percent of the shares issued in the transaction. The merger is subject to the approval of HomeCorp shareholders and all appropriate regulatory authorities, and is expected to close in the second quarter of 1998.

Mercantile Bancorporation Inc., a $30 billion asset multi-bank holding company headquartered in St. Louis, operates offices in more than 500 locations throughout Missouri, Iowa, Kansas, Illinois and Arkansas. Mercantile currently has one additional acquisition pending with Horizon Bancorp, Inc., headquartered in Arkadelphia, Arkansas. Mercantile's non-banking subsidiaries include companies providing brokerage services, asset-based lending, investment advisory services, leasing services and credit life insurance.